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As filed pursuant to Rule 424(b)(3)
Registration No. 333-113171

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 30, 2004)

4,372,121 Shares
Common Stock

All of the shares of common stock offered hereby are being sold by the selling shareholders identified in the accompanying prospectus.

Our common stock is listed on the Nasdaq National Market under the symbol "TTMI." The last reported sale price on November 30, 2004 was $10.38 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$9.95	$43,502,604
Underwriting discount	$0.24	$ 1,036,630
Proceeds to the selling shareholders	$9.71	$42,465,974

The underwriter expects to deliver the shares to purchasers on or about December 3, 2004.

Thomas Weisel Partners LLC

The date of this prospectus supplement is November 30, 2004.

4,372,121 Shares
Common Stock

All of the shares of common stock offered hereby may be sold from time to time by and for the account of the selling shareholders identified in this prospectus.

Any or all of these shares may be offered from time to time in one or more transactions (which may include block transactions) on the Nasdaq National Market or in the over-the-counter-market, in negotiated transactions or otherwise, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. The selling shareholders may offer these shares directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions, commissions or otherwise.

The selling shareholders and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the selling shareholders from the sale of the shares will be the purchase price of such shares less any commissions. See "Plan of Distribution". No underwriting arrangements have been entered into by the selling shareholders as of the date hereof. We will not receive any of the proceeds from the sale of the shares sold by selling shareholders.

Our common stock is listed on the Nasdaq National Market under the symbol "TTMI." The last reported sale price on June 16, 2004 was $12.10 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2004.

ABOUT THIS PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different information. We will not offer to sell shares of common stock nor seek offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

        In this prospectus "company," "we," "us" and "our" refer to TTM Technologies, Inc. and its subsidiaries.

i

OUR COMPANY

        We are a one-stop provider of time-critical and technologically complex printed circuit boards, which serve as the foundation of sophisticated electronic products. We serve high-end commercial markets—including networking/communications infrastructure, high-end computing and industrial/medical—which are characterized by high levels of complexity, short product life cycles and moderate production volumes. Our customers include original equipment manufacturers, or OEMs, and electronic manufacturing services, or EMS, companies. A more detailed description of our business is contained in our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, which we have incorporated by reference in this prospectus.

        We were incorporated in Washington in March 1978 as Pacific Circuits, Inc. and changed our name to TTM Technologies, Inc. in December 1999. Our principal executive offices are located at 2630 South Harbor Boulevard, Santa Ana, California 92704, and our telephone number at that address is (714) 327-3000.

THE OFFERING

        We are registering 4,372,121 shares of our common stock to be offered for sale by several of our shareholders. We will not receive any of the proceeds from the sale of the common stock by these selling shareholders.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our financial statements and related notes.

Risks Related to Our Company

We are heavily dependent upon the worldwide electronics industry, which suffered a significant downturn in demand in 2001 and 2002, resulting in excess manufacturing capacity, increased price competition and slower moving inventories. This global slowdown decreased demand for our manufacturing services and lowered our sales and gross margins.

        A majority of our revenues are generated from the electronics industry, which is characterized by intense competition, relatively short product life cycles and significant fluctuations in product demand. Furthermore, the industry is subject to economic cycles and recessionary periods and was negatively impacted by a contraction in the U.S. economy and worldwide electronics market from 2001 to 2003. Moreover, due to the uncertainty in the end markets served by most of our customers, it is difficult to predict our future financial results. A prolonged economic recession, excess manufacturing capacity or a decline in the electronics industry could negatively impact our business, results of operations and financial condition. Our net sales declined from $129.0 million in 2001 to $89.0 million in 2002 due to these factors. While the electronics industry has seen improvements from the recent downturn, and we have experienced sequential quarterly increases in our net sales during 2003 and the first quarter of 2004, this trend may not continue. A future decline in our net sales could harm our profitability and results of operations and could require us to record an additional valuation allowance against our deferred tax assets or recognize an impairment of our long-lived assets including goodwill and other intangible assets.

During periods of excess global printed circuit board manufacturing capacity, our gross margins may fall and/or we may have to incur restructuring charges if we choose to reduce the capacity of or close any of our facilities.

        Due to fluctuations in demand, our facilities operated significantly below capacity as recently as the second quarter of 2003. When we experience excess capacity, our sales revenues may not fully cover our fixed overhead expenses, and our gross margins will fall. In addition, we generally schedule our quick-turn production facilities at less than full capacity to retain our ability to respond to unexpected additional quick-turn orders. However, if these orders are not received, we may forego some production and could experience continued excess capacity. The planned expansion of our Chippewa Falls facility would exacerbate any excess capacity issues if demand for our services does not increase to the levels that we are anticipating.

        If we conclude we have significant long-term excess capacity, we may decide to cancel or delay our planned Chippewa Falls facility expansion, permanently close one or more of our facilities and lay off some of our employees. Closures or lay-offs could result in our recording restructuring charges, such as severance, other exit costs and asset impairments, as we did in the second and fourth fiscal quarters 2002 due to the restructuring and subsequent closure of our Burlington, Washington facility and in the first fiscal quarter 2003 due to the lay off of employees at our Redmond, Washington facility.

We are dependent upon a small number of OEM customers for a large portion of our net sales, and a decline in sales to major customers could harm our results of operations.

        A small number of customers are responsible for a significant portion of our net sales. We sell to OEMs both directly and through EMS companies. Sales attributable to our five largest OEM customers accounted for approximately 26% of our net sales in 2002 and 52% of our net sales in 2003 and approximately 54% of our net sales in the first fiscal quarter 2004. Our 2003 increase in customer concentration was due primarily to our acquisition of Advanced Circuits, which has a small number of large customers. If our customers fail to place orders with us at past levels, it would harm our business, results of operations and financial condition. We expect a significant portion of our net sales will continue to be generated by a small number of customers.

        Our customer concentration could fluctuate depending on future customer requirements, which will depend in large part on market conditions in the electronics industry segments in which our customers participate. The loss of one or more major customers or a decline in sales to our major customers could significantly harm our business, results of operations and financial condition and lead to declines in the trading price of our common stock. In addition, we generate significant accounts receivable in connection with providing manufacturing services to our customers. If one or more of our significant customers were to become insolvent or were otherwise unable to pay for the manufacturing services provided by us, our results of operations would be harmed.

We compete against manufacturers in Asia, where production costs are lower. These competitors may gain market share in our key market segments, which may have an adverse effect on the pricing of our products.

        We may be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost facilities in Asia and other locations. We believe price competition from printed circuit board manufacturers in Asia and other locations with lower production costs may play an increasing role in the market. We do not have offshore facilities in lower cost locations such as Asia. While historically our competitors in these locations have produced less technologically advanced printed circuit boards, they continue to expand their capacity with advanced equipment to produce higher technology printed circuit boards. In addition, fluctuations in foreign currency exchange rates may benefit these offshore competitors. As a result, these competitors may gain market share, which may force us to lower our prices, reducing our gross margins.

We are exposed to the credit risk of some of our customers and to credit exposures in weakened markets.

        Most of our sales are on an "open credit" basis, with standard industry payment terms. We monitor individual customer payment capability in granting such open credit arrangements, seek to limit such open credit to amounts we believe the customers can pay, and maintain reserves we believe are adequate to cover exposure for doubtful accounts. During periods of economic downturn in the electronics industry and the global economy, our exposure to credit risks from our customers increases. Although we have programs in place to monitor and mitigate the associated risks, such programs may not be effective in reducing our credit risks.

        Our 10 largest customers accounted for approximately 42% of our net sales in 2002, approximately 64% of our net sales in 2003 and approximately 66% of our net sales in the first fiscal quarter 2004. Our OEM customers often direct a significant portion of their purchases through a relatively limited number of EMS companies. Our contractual relationship is typically with the EMS companies, who are obligated to pay us for our products. Because we expect OEMs to continue to direct our sales to EMS companies, we expect to continue to be subject to the credit risk of a limited number of customers. This concentration of customers exposes us to increased credit risks. If one or more of our significant EMS customers were to become insolvent or were otherwise unable to pay us, our results of operations would be harmed. Some of our customers are EMS companies located abroad, and our exposure to these foreign customers increased as a result of our December 2002 acquisition of Advanced Circuits. Our foreign sales are denominated in U.S. dollars, and are typically on the same "open credit" basis and terms described above. Our foreign receivables are expected to continue to grow as a percentage of our total receivables. We do not utilize credit insurance as a risk management tool.

We have expanded our operations through acquisitions, and we may have trouble integrating acquisitions. Acquisitions involve numerous risks.

        As part of our business strategy, we expect that we will continue to grow by pursuing acquisitions of businesses, technologies, assets or product lines that complement or expand our existing business. We currently have no commitments or agreements to acquire any business. Our existing credit facility restricts our ability to acquire the assets or business of other companies, and, accordingly, will require us to obtain the consent of our lenders and could require us to pay significant fees, become subject to reduced liquidity, or become subject to additional or more restrictive covenants in order to consummate such acquisitions. Consequently, we may not be able to identify suitable acquisition candidates or finance and complete transactions that we choose to pursue.

        Our acquisition of companies and businesses and expansion of operations involve risks, including the following:

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  the potential inability to identify assets best suited to our business plan;

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  the potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale or other expected value;

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  diversion of management's attention from normal daily operations of the business;

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  difficulties in managing production and coordinating operations at new sites;

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  the potential inability to retain existing customers of acquired companies when we desire to do so;

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  insufficient revenues to offset increased expenses associated with acquisitions;

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  the potential need to restructure, modify or terminate customer relationships of the acquired company;

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  an increased concentration of business from existing or new customers; and

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  the potential loss of key employees of acquired operations.

        Acquisitions may cause us to:

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  issue common stock that would dilute our current shareholders' percentage ownership;

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  assume liabilities;

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  record goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential periodic impairment charges;

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  enter markets in which we have limited or no prior experience;

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  incur amortization expenses related to certain intangible assets;

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  incur large and immediate write-offs;

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  incur costs whether or not a proposed acquisition is consummated;

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  incur unanticipated costs; or

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  become subject to litigation and environmental issues.

        Acquisitions of high-technology companies are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful and will not harm our business, operating results or financial condition. Failure to manage and successfully integrate acquisitions we make could harm our business and operating results in a material way. Even when an acquired company has already developed and marketed products, product enhancements may not be made in a timely fashion. In addition, unforeseen issues might arise with respect to such products after the acquisition.

If we are unable to respond to rapid technological change and process development, we may not be able to compete effectively.

        The market for our manufacturing services is characterized by rapidly changing technology and continual implementation of new production processes. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities, to manufacture products that meet changing customer needs, and to successfully anticipate or respond to technological changes on a cost-effective and timely basis. We expect that the investment necessary to maintain our technological position will increase as customers make demands for products and services requiring more advanced technology on a quicker turnaround basis. We may not be able to raise additional funds in order to respond to technological changes as quickly as our competitors.

        In addition, the printed circuit board industry could encounter competition from new or revised manufacturing and production technologies that render existing manufacturing and production technology less competitive or obsolete. We may not respond effectively to the technological requirements of the changing market. If we need new technologies and equipment to remain competitive, the development, acquisition and implementation of those technologies and equipment may require us to make significant capital investments.

Competition in the printed circuit board market is intense, and we could lose market share if we are unable to maintain our current competitive position in end markets using our quick-turn, high technology and high-mix manufacturing services.

        The printed circuit board industry is intensely competitive, highly fragmented and rapidly changing. We expect competition to continue, which could result in price reductions, reduced gross margins and loss of market share. Our principal domestic competitors include DDi, Endicott Interconnect Technologies, Merix, Sanmina-SCI and Tyco. In addition, we increasingly compete on an international basis and new and emerging technologies may result in new competitors entering our markets.

        Many of our competitors and potential competitors have a number of significant advantages over us, including:

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  greater financial and manufacturing resources that can be devoted to the development, production and sale of their products;

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  more established and broader sales and marketing channels;

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  more manufacturing facilities worldwide, some of which are closer in proximity to OEMs;

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  manufacturing facilities which are located in countries with lower production costs;

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  ability to add additional capacity faster or more efficiently;

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  preferred vendor status with existing and potential customers;

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  greater name recognition; and

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  larger customer bases.

        In addition, these competitors may respond more quickly to new or emerging technologies, or adapt more quickly to changes in customer requirements and devote greater resources to the development, promotion and sale of their products than we do. We must continually develop improved manufacturing processes to meet our customers' needs for complex products, and our manufacturing process technology is generally not subject to significant proprietary protection. During recessionary periods in the electronics industry, our strategy of providing quick-turn services, an integrated manufacturing solution and responsive customer service may take on reduced importance to our customers. As a result, we may need to compete more on the basis of price, which could cause our margins to decline. Periodically, printed circuit board manufacturers experience overcapacity. Overcapacity, combined with weakness in demand for electronic products, results in increased competition and price erosion for printed circuit boards.

Our quarterly results of operations are often subject to demand fluctuations and seasonality. With a high level of fixed operating costs, even small revenue shortfalls would decrease our gross margins and potentially cause the trading price of our common stock to decline.

        Our quarterly results of operations fluctuate for a variety of reasons, including:

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  timing of orders from and shipments to major customers;

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  the levels at which we utilize our manufacturing capacity;

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  price competition;

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  changes in our mix of revenues generated from quick-turn versus standard delivery time services;

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  expenditures or write-offs, including those related to acquisitions, facility restructurings or asset impairments; and

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  expenses relating to expanding existing manufacturing facilities.

        A significant portion of our operating expenses is relatively fixed in nature, and planned expenditures are based in part on anticipated orders. Accordingly, unexpected revenue shortfalls may decrease our gross margins. In addition, we have experienced sales fluctuations due to seasonal patterns in the capital budgeting and purchasing cycles as well as inventory management practices of our customers and the end markets we serve. In particular, the seasonality of the computer industry and quick-turn ordering patterns impact the overall printed circuit board industry. These seasonal trends have caused fluctuations in our quarterly operating results in the past and may continue to do so in the future. Results of operations in any quarterly period should not be considered indicative of the results to be expected for any future period. In addition, our future quarterly operating results may fluctuate and may not meet the expectations of securities analysts or investors. If this occurs, the trading price of our common stock would likely decline.

Because we sell on a purchase order basis, we are subject to uncertainties and variability in demand by our customers, which could decrease revenues and harm our operating results.

        We sell to customers on a purchase order basis rather than pursuant to long-term contracts. Our quick-turn orders are subject to particularly short lead times. Consequently, our net sales are subject to short-term variability in demand by our customers. Customers submitting a purchase order may cancel, reduce or delay their order for a variety of reasons. The level and timing of orders placed by our customers vary due to:

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  customer attempts to manage inventory;

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  changes in customers' manufacturing strategies, such as a decision by a customer to either diversify or consolidate the number of printed circuit board manufacturers used or to manufacture its own products internally;

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  variation in demand for our customers' products; and

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  changes in new product introductions.

        We have periodically experienced terminations, reductions and delays in our customers' orders. Further terminations, reductions or delays in our customers' orders could harm our business, results of operations and financial condition.

The increasing prominence of EMS providers in the printed circuit board industry could reduce our gross margins, potential sales and customers.

        Our sales to EMS providers increased from approximately 28% of our net sales in 2002 to approximately 61% of our net sales in 2003 and approximately 70% of our net sales in the first fiscal quarter 2004. EMS providers source on a global basis to a greater extent than OEMs. The growth of EMS providers increases the purchasing power of such providers and could result in increased price competition, or the loss of existing OEM customers. In addition, some EMS providers, including several of our customers, have the ability to directly manufacture printed circuit boards. If a significant number of our other EMS customers were to acquire the ability to directly manufacture printed circuit boards, our customer base may shrink, and our business and net sales may decline substantially. Moreover, if any of our OEM customers outsource the production of printed circuit boards to these EMS providers, our business, results of operations and financial condition may be harmed.

If we were to increase our amortization of definite-lived intangible assets as a result of additional acquisitions, our earnings could be negatively impacted. Similarly, if we were to revalue our existing intangible assets downward, our operating results would be harmed.

        As of March 29, 2004, our consolidated balance sheet reflected $75.8 million of goodwill and intangible assets. We evaluate whether events and circumstances have occurred that indicate the remaining balance of goodwill and intangible assets may not be recoverable. When factors indicate that assets should be evaluated for possible impairment, we may be required to reduce the carrying value of our goodwill and intangible assets, which could harm our results during the periods in which such a reduction is recognized. Our goodwill and intangible assets may increase in future periods if we consummate other acquisitions. Amortization or impairment of these additional intangibles would, in turn, harm our earnings.

We rely on suppliers for the timely delivery of raw materials used in manufacturing our printed circuit boards, and an increase in industry demand or the presence of a shortage for these raw materials may increase the price of these raw materials and reduce our gross margins. If a raw material supplier fails to satisfy our product quality standards, it could harm our customer relationships.

        To manufacture our printed circuit boards, we use raw materials such as laminated layers of fiberglass, copper foil and chemical solutions, which we order from our suppliers. Although we have preferred suppliers for most of our raw materials, the materials we use are generally readily available in the open market, and numerous other potential suppliers exist. However, from time to time manufacturers of products that also use these raw materials increase their demand for these materials and, as a result, the prices of these materials increase. During these periods of increased demand, our gross margins may decrease as we have to pay more for our raw materials. If a raw material supplier fails to satisfy our product quality standards, it could harm our customer relationships. Suppliers may from time to time extend lead times, limit supplies or increase prices due to capacity constraints or other factors, which could harm our ability to deliver our products on a timely basis.

Damage to our manufacturing facilities could increase our costs of doing business and adversely affect our ability to deliver our manufacturing services on a timely basis.

        We have three manufacturing facilities, which are located in Chippewa Falls, Wisconsin; Redmond, Washington; and Santa Ana, California. The destruction or closure of any of our manufacturing facilities for a significant period of time as a result of fire, explosion, blizzard, act of war or terrorism, flood, tornado, earthquake, lightning or other natural disaster could increase our costs of doing business and harm our ability to deliver our manufacturing services on a timely basis and, consequently, our operating results.

Our manufacturing processes depend on the collective industry experience of our employees. If these employees were to leave us, our manufacturing processes may suffer and we may not be able to compete effectively.

        We have limited patent or trade secret protection for our manufacturing process. We rely on the collective experience of our employees in the manufacturing process to ensure we continuously evaluate and adopt new technologies in our industry. Although we are not dependent on any one employee or a small number of employees, if a significant number of our employees involved in our manufacturing process were to leave our employment and we were not able to replace these people with new employees with comparable experience, our manufacturing processes may suffer as we may be unable to keep up with innovations in the industry. As a result, we may lose our ability to continue to compete effectively.

We may be exposed to intellectual property infringement claims by third parties which could be costly to defend, could divert management's attention and resources and, if successful, could result in liability.

        We could be subject to legal proceedings and claims for alleged infringement by us of third party proprietary rights, such as patents, from time to time in the ordinary course of business. For example, in the past we were informed that our prior use of a chemical solution in our manufacturing process may have infringed upon the intellectual property rights of the holder of the patent of the chemical solution. Although no legal action has been taken against us, any claims relating to this alleged infringement, even if not meritorious, could result in costly litigation and divert management's attention and resources. In addition, if we are unsuccessful in disputing this assertion, we could be required to pay royalties or damages for our past use of the chemical solution. Finally, it is possible that the circuit board designs and other specifications supplied to us by our customers might infringe the patents or other intellectual property rights of third parties, in which case our manufacture of printed circuit boards according to such designs and specifications could expose us to legal proceedings for allegedly aiding and abetting the violation, as well as to potential liability for the infringement. If we do not prevail in any litigation as a result of any of the above or related allegations, our business may be harmed.

If we are unsuccessful in defending the patent infringement lawsuit filed against us by the Lemelson Foundation, it could have a material adverse impact on our business and our results of operations.

        We were advised that we have been added as a defendant in a patent infringement lawsuit filed in 2001 in the U.S. District Court for the District of Arizona by Lemelson Medical, Education and Research Foundation, Limited Partnership. The suit alleges that we have infringed certain "machine vision" and other patents owned by the plaintiff and seeks injunctive relief, damages for the alleged infringements and payment of the plaintiff's attorneys' fees. Substantially all of our revenue relates to the Lemelson patents we are alleged to have infringed. In March 2002, the lawsuit was stayed pending the outcome of Symbol Technologies, et al. v. Lemelson in the U.S. District Court for the District Court of Nevada, in which a declaratory relief suit filed by certain manufacturers challenged the validity, enforceability and infringement of Lemelson's "bar code" and "machine vision" patents. As a result of the stay, we have not filed an answer to the complaint nor has any discovery been conducted. In January 2004, the Nevada court found the Lemelson patents, including those patents asserted by the Lemelson Foundation against us in the Arizona case, to be invalid, not infringed and unenforceable. The Lemelson Foundation has the right to appeal the Nevada court's judgment. Although we believe we have meritorious defenses to these allegations, the ultimate outcome of this matter is not currently determinable. There can be no assurance that the ultimate resolution of this matter will not have a material adverse effect on our business or our results of operations.

Our business may suffer if any of our key senior executives discontinues employment with us or if we are unable to recruit and retain highly skilled engineering and sales staff.

        Our future success depends to a large extent on the services of our key managerial employees, particularly Kenton Alder, our chief executive officer. We may not be able to retain our executive officers and key personnel or attract additional qualified management in the future. Our business also depends on our continuing ability to recruit, train and retain highly qualified employees, particularly engineering and sales and marketing personnel. The competition for these employees is intense, and the loss of these employees could harm our business. Further, our ability to successfully integrate acquired companies depends in part on our ability to retain key management and existing employees at the time of the acquisition.

Products we manufacture may contain design or manufacturing defects, which could result in reduced demand for our services and liability claims against us.

        We manufacture products to our customers' specifications, which are highly complex and may contain design or manufacturing errors or failures despite our quality control and quality assurance efforts. Defects in the products we manufacture, whether caused by a design, manufacturing or materials failure or error, may result in delayed shipments, customer dissatisfaction, or a reduction or cancellation of purchase orders. If these defects occur either in large quantities or too frequently, our business reputation may be impaired. In connection with our acquisition of Advanced Circuits in December 2002, our sales mix shifted towards standard delivery time products, which have larger production runs and thereby increase our exposure to these types of defects. Since our products are used in products that are integral to our customers' businesses, errors, defects or other performance problems could result in financial or other damages to our customers beyond the cost of the printed circuit board, for which we may be liable. Although our invoices and sales arrangements generally contain provisions designed to limit our exposure to product liability and related claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Product liability litigation against us, even if it were unsuccessful, would be time consuming and costly to defend.

Our failure to comply with the requirements of environmental laws could result in fines and revocation of permits necessary to our manufacturing processes.

        Our operations are regulated under a number of federal, state and foreign environmental and safety laws and regulations that govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage and disposal of such materials. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act, as well as analogous state and foreign laws. Compliance with these environmental laws is a major consideration for us because our manufacturing processes use and generate materials classified as hazardous such as ammoniacal etching solutions, copper and nickel. Because we use hazardous materials and generate hazardous wastes in our manufacturing processes, we may be subject to potential financial liability for costs associated with the investigation and remediation of our own sites, or sites at which we have arranged for the disposal of hazardous wastes, if such sites become contaminated. Even if we fully comply with applicable environmental laws and are not directly at fault for the contamination, we may still be liable. The wastes we generate include spent ammoniacal etching solutions, metal stripping solutions and hydrochloric acid solution containing palladium; waste water which contains heavy metals, acids, cleaners and conditioners; and filter cake from equipment used for on-site waste treatment. We believe that our operations substantially comply with all applicable environmental laws. However, any material violations of environmental laws by us could subject us to revocation of our effluent discharge permits. Any such revocations could require us to cease or limit production at one or more of our facilities, and harm our business, results of operations and financial condition. Even if we ultimately prevail, environmental lawsuits against us would be time consuming and costly to defend.

        Environmental laws could also become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violation. We operate in environmentally sensitive locations and we are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes or restrictions on discharge limits, emissions levels, material storage, handling or disposal might require a high level of unplanned capital investment and/or relocation. It is possible that environmental compliance costs and penalties from new or existing regulations may harm our business, results of operations and financial condition.

If our net earnings do not continue to recover or we are not able to predict with a reasonable degree of probability that they will continue, we may have to record an additional valuation allowance against our net deferred tax assets.

        As of March 29, 2004, we had net deferred tax assets of approximately $8.4 million. If we should determine that it is more likely than not that we will not generate taxable income in sufficient amounts to be able to use our net deferred tax assets, we would be required to increase our current valuation allowance against these deferred tax assets. This would result in an additional income tax provision and a deterioration of our results of operations.

The trading price of our common stock has been highly volatile, and we expect this volatility to continue in the future.

        The trading price of our common stock has fluctuated significantly from $23.88 per share on October 22, 2000 to $1.20 per share on October 10, 2002 to $20.55 per share on January 29, 2004 to $10.03 per share on May 17, 2004. The market price of our common stock may fluctuate further as a result of a number of factors. Factors that could cause fluctuations in the trading price of our common stock include:

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  actual and anticipated variations in our operating results;

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  general economic and market conditions;

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  interest rates;

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  geo-political conditions throughout the world;

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  general conditions, including changes in demand in the printed circuit board industry and the end markets which it serves;

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  perceptions of the strengths and weaknesses of the printed circuit board industry and the end markets which it serves;

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  our ability to pay principal and interest on our debt when due;

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  developments in our relationships with our lenders, customers, and/or suppliers;

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  announcements of alliances, mergers or other relationships by or between our competitors and/or our suppliers and customers;

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  announcements of plant closings, layoffs, restructurings or bankruptcies by our competitors; and

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  developments related to regulations, including environmental and wastewater regulations.

        We expect this volatility to continue in the future. In addition, any shortfall or changes in our revenue, gross margins, earnings or other financial results could also cause the trading price of our common stock to fluctuate significantly. In recent years, the stock market in general has experienced extreme price and volume fluctuations that have affected the printed circuit board industry and that may be unrelated to the operating performance of the companies within these industries. These broad market fluctuations may harm the trading price of our common stock.

Risks Related to Arthur Andersen LLP

We have been unable to obtain any required consents from our former independent public accountants, Arthur Andersen LLP. It is unlikely you would be able to recover damages from them.

        In June 2002, Arthur Andersen was convicted of federal obstruction of justice charges in connection with its destruction of documents related to Enron Corp. and subsequently ceased conducting business. In order to include audited financial statements in a registration statement, we are required to obtain a consent from the independent public accountants who reported on the financial statements. Arthur Andersen cannot provide consents to include financial statements reported on by them in our registration statement. The report covering the financial statements for our fiscal year ended December 31, 2001 was previously issued by Arthur Andersen and has not been reissued by them. Because we are unable to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen under Section 11 of the Securities Act for material misstatements or omissions, if any, in the registration statement and prospectus, including the financial statements covered by their previously issued report. Since Arthur Andersen has ceased conducting business, it is unlikely you would be able to recover damages from Arthur Andersen for any claim against them.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock being offered by the selling shareholders.

SELLING SHAREHOLDERS

        The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of May 5, 2004, as adjusted to reflect the sale of common stock in this offering by each selling shareholder.

	Shares Beneficially Owned Prior to the Offering(2)			Shares Beneficially Owned After the Offering(2)
Name and Address(1)			Number of Shares Being Offered
	Number	Percent		Number	Percent
Thayer Capital Partners entities(3)(4) 1455 Pennsylvania Ave. NW Suite 350 Washington, DC 22004	3,562,248	8.7%	3,562,248	—	—
Brockway Moran & Partners Fund, L.P.(5) 225 N.E. Mizner Boulevard, 7th Fl. Boca Raton, FL 33432	809,873	2.0	809,873	—	—

(1)
Except as otherwise indicated, the address of each person listed on the table is 2630 South Harbor Boulevard, Santa Ana, California 92704. None of the selling shareholders are registered broker-dealers or are affiliates of broker-dealers.

(2)
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after May 5, 2004, but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 40,747,800 shares of our common stock outstanding as of May 5, 2004.

(3)
Represents shares held by each of Thayer Equity Investors III, L.P., Thayer Equity Investors IV, L.P. and TC Circuits L.L.C., together with the shares held directly by Circuit Holdings. The following Thayer Capital Partners entities will sell the following number of shares in this offering:

Circuit Holdings LLC	959,254
Thayer Equity Investors III, L.P.	1,356,663
Thayer Equity Investors IV, L.P.	1,202,470
TC Circuits, L.L.C.	43,861

3,562,248

  The Thayer Capital Partners entities are affiliates and are deemed to beneficially own all of the shares that are directly owned by Circuit Holdings.

  Thayer Equity Investors III, L.P. and TC Circuits L.L.C. are each controlled by limited liability companies the managing members of which are Frederick Malek, Carl Rickertsen and Paul Stern.

  Thayer Equity Investors IV, L.P. is controlled by a limited liability company the managing members of which are Frederick Malek, Jeffrey Goettman and Daniel Dickinson.

  Mr. Goettman, one of our directors, is a Managing Partner of each of the limited liability companies that control Thayer Equity Investors III, L.P. and Thayer Equity Investors IV, L.P. Mr. McCormick, one of our directors, is a Managing Director of the limited liability company that controls Thayer Equity Investors IV, L.P.

(4)
Circuit Holdings LLC is owned by these entities as follows:

Thayer Equity Investors III, L.P.	31%
Thayer Equity Investors IV, L.P.	28
TC Circuits, L.L.C.	1
Brockway Moran & Partners Fund, L.P.	40

Total	100%

(5)
Brockway Moran & Partners Fund, L.P. is controlled by Brockway Moran & Partners, Inc. Peter C. Brockway, Michael E. Moran and H. Randall Litten are the only shareholders of Brockway Moran & Partners, Inc., and none of these persons owns a majority interest in Brockway Moran & Partners, Inc. Mr. Moran, one of our directors, is a Managing Partner of Brockway Moran & Partners, Inc.

Relationship with Selling Shareholders

        We are party to a management agreement with entities directly controlled by Thayer Capital Partners and Brockway Moran & Partners. We paid these entities $258,000 in financial advisory fees in connection with our February 2002 public offering, and a $500,000 financial advisory fee in connection with our December 2002 acquisition of Advanced Circuits. The management agreement requires us to pay these entities a financial advisory fee of 1.5% of the first $50,000 of the proceeds or value of any transaction with respect to which the three entities render financial advisory services to the Company, and 1% of any amount of proceeds or value in excess of $50,000 until such time as these entities and their affiliates, on a combined basis, own less than 25% of our total outstanding voting stock. Through a series of transactions prior to our initial public offering in September 2000, Thayer Capital Partners and Brockway Moran & Partners and their affiliates acquired shares of our common stock representing approximately 87% of our then total outstanding voting stock. Since then, the percentage of our voting stock owned by these entities and their affiliates has decreased as they have sold shares in our prior public offerings. Following our public offering in September 2003, the percentage of our voting stock owned by Thayer Capital Partners and Brockway Moran & Partners and their affiliates decreased below 25%, and, accordingly, we are no longer obligated to pay them financial advisory fees.

PLAN OF DISTRIBUTION

        The selling shareholders may offer and sell the shares shown on the cover page of this prospectus at various times in one or more of the following transactions:

  •
  on or off the Nasdaq National Market; or

  •
  in privately negotiated transactions.

        The securities may be sold:

  •
  at prevailing market prices at the time of sale;

  •
  at prices related to those prevailing market prices;

  •
  at fixed prices; or

  •
  at negotiated prices.

        The transactions may be effected by one or more of the following methods:

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

  •
  underwritten offerings;

  •
  block trades in which the broker or dealer will attempt to sell securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

  •
  negotiated transactions between selling shareholders and purchasers without a broker or dealer.

        This prospectus may also be used by those to whom a selling shareholder may pledge, donate or transfer shares covered by this prospectus and the term "selling shareholder" as used in this prospectus shall also include that pledgee, donee or transferee.

        To the extent required, this prospectus may be amended or supplemented from time to time to reflect any pledgee, donee or other transferee that may offer shares under this prospectus and to describe a specific plan of distribution or transaction.

        In connection with the sale of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with hedging transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell our common stock short and redeliver shares covered by this prospectus to close out the short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares covered by this prospectus, which shares those broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect the transaction). The selling shareholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction).

        The selling shareholders and any broker-dealers, underwriters or other persons acting on the behalf of parties that participate in the distribution of securities may be deemed to be underwriters. If so, any commissions, discounts or concessions received by them or profits they receive on the resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act.

        The selling shareholders may also sell their shares of common stock under Rule 144 promulgated under the Securities Act instead of under this prospectus, if Rule 144 is available for those sales.

        As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling shareholders with respect to the offer or sale of the securities under this prospectus.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution or a purchase by a dealer or through an underwritten offering. Such supplement will disclose:

  •
  the name of any participating dealer, underwriter or agent;

  •
  the number of shares involved;

  •
  the price at which such shares will be offered for sale to the public;

  •
  any commissions to be paid or discounts or concessions to be allowed to any dealer, underwriter or agent, where applicable; and

  •
  other facts material to the transaction.

        We will bear all costs, expenses and fees in connection with the registration of the shares offered pursuant to this prospectus. The selling shareholders will pay all commissions and discounts, if any, attributable to the sales of the shares.

        We and the selling shareholders may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933 and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

LEGAL MATTERS

        The validity of the shares of common stock to be sold by the selling shareholders in this offering will be passed upon for us by Karr Tuttle Campbell P.S., Seattle, Washington. Other legal matters in connection with this offering will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona.

EXPERTS

        The consolidated balance sheets of TTM Technologies, Inc. as of December 31, 2002 and 2003, and the related consolidated statements of operations, shareholders' equity, cash flows and financial statement schedules for the years then ended have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports refer to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets as of January 1, 2002. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such transitional disclosures.

        Our consolidated financial statements for the year ended, and as of, December 31, 2001 incorporated by reference in this prospectus had been audited by Arthur Andersen LLP, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm as experts in auditing and accounting in giving said report. We have been unable to obtain the written consent of Arthur Andersen LLP to our naming it as an expert and as having audited the consolidated financial statements and incorporating by reference its audit report in this prospectus, as Arthur Andersen LLP has ceased conducting operations. Accordingly, it is highly unlikely that you will be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        We changed certifying accountants from Arthur Andersen LLP to KPMG LLP effective May 14, 2002, and Arthur Andersen LLP was dismissed as our principal accountant on that date. Arthur Andersen LLP's reports on our financial statements for the prior fiscal year did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by our board of directors. During fiscal 2001 and the subsequent interim period prior to such change in accountants, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. During our 2000 and 2001 fiscal years and subsequent interim periods prior to such change in accountants, there occurred none of the "reportable events" listed in Item 304(a)(1)(v)(A-D) of Regulation S-K. We have requested and received from Arthur Andersen LLP the letter required by Item 304(a)(3) of Regulation S-K (and filed the same as an exhibit to our report on Form 8-K filed on May 17, 2002), which states that Arthur Andersen LLP agrees with the statements made by us in this prospectus in response to Item 304(a)(1) of Regulation S-K. We refer you to "Risk Factors—We have been unable to obtain any required consents from our former independent public accountants, Arthur Andersen LLP. It is unlikely you would be able to recover damages from them."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional office located at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http:\\www.sec.gov. Our common stock is quoted on the Nasdaq National Market under the symbol "TTMI," and you can obtain information about us at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

        Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements, and amendments to those reports are available without charge on our website, http://www.ttmtech.com/ir/sec_filings, as soon as reasonably practicable after they are filed electronically with the SEC. Copies are also available without charge by (1) telephonic request by calling our Investor Relations Department at (714) 327-3000, (2) email request to investor@ttmtech.com, or (3) a written request to TTM Technologies, Inc., Attention: Investor Relations, 2630 S. Harbor Blvd., Santa Ana, CA 92704.

        This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and accompanying exhibits we filed with the Securities and Exchange Commission. You may refer to the registration statement and exhibits for more information about us and the securities. The registration statement and the exhibits are available at the Securities and Exchange Commission's Public Reference Room or through its Web site.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until we sell all securities. The documents we incorporate by reference are:

  •
  our annual report on Form 10-K/A for the year ended December 31, 2003;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended March 29, 2004; and

  •
  the description of our common stock contained in our Form 8-A registration statement filed on August 8, 2000, including any amendment or report filed for the purpose of updating that description.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and number:

  TTM Technologies, Inc.
  2630 South Harbor Boulevard
  Santa Ana, California 92704
  (714) 327-3000

  Attention: Ms. Stacey Peterson

4,372,121 Shares
Common Stock

We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
OUR COMPANY
THE OFFERING
RISK FACTORS
Risks Related to Our Company
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE